Exhibit 99.1

Former Vice President Al Gore Joins Apple’s Board of Directors

CUPERTINO, California—March 19, 2003—Apple® today announced that Albert Gore Jr., the former Vice President of the United States, has joined the Company’s Board of Directors. Mr. Gore was elected at Apple’s board meeting today.

“Al brings an incredible wealth of knowledge and wisdom to Apple from having helped run the largest organization in the world—the United States government—as a Congressman, Senator and our 45th Vice President. Al is also an avid Mac user and does his own video editing in Final Cut Pro,” said Steve Jobs, Apple’s CEO. “Al is going to be a terrific Director and we’re excited and honored that he has chosen Apple as his first private sector board to serve on.”

“Steve and his team have done an incredible job in making Apple once again the very best in the world,” said former Vice President Al Gore. “I have been particularly impressed with the new Mac OS X operating system and the company’s commitment to the open source movement. And I am especially looking forward to working with and learning from the great board members who have guided this legendary company’s inspiring resurgence.”

Mr. Gore was inaugurated as the 45th Vice President of the United States on January 20, 1993. He was re-elected in 1996, and helped lead the U.S. into the longest period of sustained economic growth in American history. He served for a total of eight years as President of the Senate, a member of the cabinet and the National Security Council, and as the leader of a wide range of Administration initiatives including environmental policy, technology, science, communications and government cost reduction.

As a member of the U.S. Congress 25 years ago, he popularized the term “Information Superhighway,” and was instrumental in fighting for federal funds to assist in building what later became the Internet.  He has remained an active leader in technology—launching a public/private effort to wire every classroom and library in America to the Internet.

Mr. Gore serves as a Senior Advisor to Google, Inc. He is also a visiting professor at the University of California Los Angeles, Fisk University and Middle Tennessee State University.

Mr. Gore received his B.A. in Government with honors from Harvard University in 1969, and attended the Vanderbilt University School of Religion and the Vanderbilt University School of Law.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Apple is committed to bringing the best personal computing experience to students, educators, creative professionals and consumers around the world through its innovative hardware, software and Internet offerings.

Press Contacts:

Lynn Fox

Apple

(408) 974-6209

lfox@apple.com

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